SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 3)

Hutchison Telecommunications International Limited

(Name of Issuer)

Ordinary Shares, nominal value HK$0.25 each

(Title of Class of Securities)

44841T 10 7

(CUSIP Number)

Edith Shih

Hutchison Whampoa Limited

22nd Floor, Hutchison House

10 Harcourt Road

Hong Kong

(852-2128-1188)

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 3, 2008

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box  ☐.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hutchison Whampoa Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

2,837,405,758 Ordinary Shares of the Issuer (1)
8 SHARED VOTING POWER

-0-
9 SOLE DISPOSITIVE POWER

2,837,405,758 Ordinary Shares of the Issuer (1)
10 SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,837,405,758 Ordinary Shares of the Issuer (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

59.3%(2)
14	TYPE OF REPORTING PERSON

HC, CO

(1)	As described in this Schedule 13D, pursuant to the terms of a Share Purchase Agreement dated December 4, 2007 and made amongst Hutchison Telecommunications Investment Holdings Limited (“HTIHL”), Hutchison Whampoa Limited (“HWL”), Orascom Telecom Eurasia Limited (“Orascom Eurasia”) and Orascom Telecom Holding S.A.E. (“Orascom”) (the “HTIHL Share Purchase Agreement”), as amended by a supplemental letter between the same parties dated December 27, 2007 (the “HTIHL Supplemental Letter”), HWL agreed to procure that its wholly-owned subsidiary, HTIHL, purchase from Orascom Eurasia 441,026,028 Ordinary Shares (the “Acquired Shares”) of the Issuer for a total cash consideration of HK$4,851,286,308 (approximately US$621,433,954 based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066) representing a purchase price of HK$11.00 per Acquired Share (approximately US$1.409 per Acquired Share based on the stated exchange rate), (the “HTIHL Share Purchase Transaction”). The closing of the HTIHL Share Purchase Transaction occurred on January 3, 2008. The HTIHL Share Purchase Agreement is more fully described in Item 4 of this Schedule 13D and is attached hereto as Exhibit 9.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hutchison Telecommunications Investment Holdings Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

2,837,405,758 Ordinary Shares of the Issuer (1)
8 SHARED VOTING POWER

-0-
9 SOLE DISPOSITIVE POWER

2,837,405,758 Ordinary Shares of the Issuer (1)
10 SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,837,405,758 Ordinary Shares of the Issuer (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

59.3%(2)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hutchison Telecommunications Holdings Limited (formerly, New Brilliant Holdings Limited)(1) - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

217,476,654 Ordinary Shares of the Issuer(2)
8 SHARED VOTING POWER

-0-
9 SOLE DISPOSITIVE POWER

217,476,654 Ordinary Shares of the Issuer(2)
10 SHARED DISPOSITIVE POWER

-0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

217,476,654 Ordinary Shares of the Issuer(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.5%(3)
14	TYPE OF REPORTING PERSON

CO

(1)	New Brilliant Holdings Limited has changed its name to Hutchison Telecommunications Holdings Limited (“HTHL”) effective from May 11, 2007.
(2)	During the period from March 26, 2007 to October 30, 2007, HTHL acquired in the open market an aggregate of 29,510,001 Ordinary Shares for a total cash consideration of HK$349,848,725 (approximately US$44,814,480, based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066), and for a highest price, and an average price, per Ordinary Share acquired of, respectively, HK$15.46 (US$1.980, based on the stated exchange rate) and HK$11.86 (US$1.519, based on the stated exchange rate).
(3)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Cheung Kong (Holdings) Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

52,092,587 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

52,092,587 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

52,092,587 Ordinary Shares of the Issuer

Cheung Kong (Holdings) Limited expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.1%(2)

Cheung Kong (Holdings) Limited expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

HC, CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Continental Realty Ltd. - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

6,203,546 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

6,203,546 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,203,546 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Kam Chin Investment S.A. - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Panama

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,443,083 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

1,443,083 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,443,083 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Shining Heights Profits Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

29,333 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

29,333 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

29,333 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

White Rain Enterprises Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

559,020 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

559,020 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

559,020 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(1)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Polycourt Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

3,107,542 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

3,107,542 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,107,542 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Richland Realty Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,003,239 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

1,003,239 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,003,239 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Top Win Investment Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,425,499 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

1,425,499 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,425,499 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Haldaner Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

144,327 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

144,327 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

144,327 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Winbo Power Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

3,150,135 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

3,150,135 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,150,135 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Good Energy Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

527,545 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

527,545 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

527,545 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)
14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Oriental Time Investment Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,636,998 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

1,636,998 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,636,998 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Well Karin Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

3,026,261 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

3,026,261 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,026,261 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Fumanda Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

504,680 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

504,680 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

504,680 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Harvestime Holdings Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

2,200,000 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

2,200,000 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,200,000 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Harrowgate Investments Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,529,982 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

1,529,982 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,529,982 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hislop Resources Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

575,916 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

575,916 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

575,916 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Mirabole Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

661,246 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

661,246 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

661,246 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Wealth Pleasure Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

405,415 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

405,415 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

405,415 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Guidefield Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

196,624 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

196,624 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

196,624 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Hey Darley Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

72,307 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

72,307 Ordinary Shares of the Issuer (excludes beneficial ownership of 2,837,405,758 Ordinary Shares which are disclaimed (see 11 below))
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

72,307 Ordinary Shares of the Issuer

The Reporting Person expressly disclaims beneficial ownership of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

less than 0.1%(2)

The Reporting Person expressly disclaims ownership of the 59.3% interest represented by the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by Hutchison Whampoa Limited, Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications Holdings Limited(1)

14	TYPE OF REPORTING PERSON

CO

(1)	See footnote (1) on page 2.
(2)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

SCHEDULE 13D
CUSIP NO. 44841T 10 7

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Cheung Kong Enterprises Limited - Not Applicable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

23,689,889 Ordinary Shares of the Issuer
8 SHARED VOTING POWER

- 0 -
9 SOLE DISPOSITIVE POWER

23,689,889 Ordinary Shares of the Issuer
10 SHARED DISPOSITIVE POWER

- 0 -

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,689,889 Ordinary Shares of the Issuer
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.5%(1)
14	TYPE OF REPORTING PERSON

CO

(1)	Based on 4,782,162,875 Ordinary Shares of the Issuer which are in issue and outstanding.

Item 1.	Security and Issuer.

This statement on Amendment No. 3 to Schedule 13D (“Amendment No. 3”) relates to Ordinary Shares, nominal value HK$0.25 each (“Ordinary Shares”), of Hutchison Telecommunications International Limited, a company incorporated in the Cayman Islands (the “Issuer”). The Issuer’s principal executive office is 20/F, Hutchison Telecom Tower, 99 Cheung Fai Road, Tsing Yi, Hong Kong.

This Amendment No. 3 amends and supplements the statement on Schedule 13D, filed by the Reporting Persons on June 30, 2005, as amended by Amendment No. 1 to Schedule 13D, filed by the Reporting Persons on August 12, 2005 and Amendment No.2 to Schedule 13D, filed by the Reporting Persons on December 27, 2005 respectively (the “Schedule 13D”). This Amendment No. 3 is being filed by the Reporting Persons to report:

(a)	the acquisition by Hutchison Telecommunications Holdings Limited (“HTHL”), between March 26, 2007 and October 30, 2007, on the open market of 29,510,001 Ordinary Shares of the Issuer, representing approximately 0.62% of the Issuer’s Ordinary Shares that are in issue and outstanding; and

(b)	the transaction which involved the purchase of 441,026,028 Ordinary Shares of the Issuer (the “Acquired Shares”) by Hutchison Telecommunications Investment Holdings Limited (“HTIHL”), an indirect wholly owned subsidiary of Hutchison Whampoa Limited (“HWL”), from Orascom Telecom Eurasia Limited (“Orascom Eurasia”), an indirect wholly owned subsidiary of Orascom Telecom Holding S.A.E. (“Orascom”), as more fully described below. Defined terms used herein that are not otherwise defined have the meanings ascribed to them in the Schedule 13D.

Item 2.	Identity and Background.

Item 2 is hereby amended by adding the following at the end of item 2 and Schedules I to XXV are hereby amended and restated in this Amendment No. 3.

HTHL

New Brilliant Holdings Limited has changed its name to Hutchison Telecommunications Holdings Limited (“HTHL”) effective from May 11, 2007.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended by adding the following to the end of Item 3 of the Schedule 13D:

Purchase of Ordinary Shares by HTHL (the “HTHL Transactions”)

The total consideration for the purchase by Hutchison Telecommunications Holdings Limited of a total of 29,510,001 Ordinary Shares (as set out in footnote (2) on page 4) was HK$349,848,725 (approximately US$44,814,480, based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066). The source of consideration was the working capital of HTHL.

Purchase of Ordinary Shares by HTIHL

The total consideration for the purchase by HTIHL of 441,026,028 Ordinary Shares in the Issuer (the “Acquired Shares”) pursuant to the HTIHL Share Purchase Agreement in the HTIHL Share Purchase Transaction (each as defined in Item 4 below) was HK$ 4,851,286,308 (approximately US$621,433,954 based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066), payable in cash, representing HK$11.00 per Acquired Share (approximately US$1.409 per Acquired Share based on the stated exchange rate). The source of the consideration was the working capital of HTIHL.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended by adding the following before the final paragraph thereof:

HTHL Transactions

During the period from March 26, 2007 to October 30, 2007, HTHL acquired in the open market an aggregate of 29,510,001 Ordinary Shares for a total cash consideration of HK$349,848,725 (approximately US$44,814,480, based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066), and for a highest price, and an average price, per Ordinary Share acquired of, respectively, HK$15.46 (US$1.980, based on the stated exchange rate) and HK$11.86 (US$1.519, based on the stated exchange rate). See Item 3 above for a description of the financing arrangements for the purchase of the Ordinary Shares under the HTHL Transactions.

The purpose of entering into the HTIHL Share Purchase Agreement was for HTHL to increase its investment in the Issuer.

HTIHL Share Purchase Agreement

In a privately negotiated transaction, HWL has agreed to procure that HTIHL purchase the Acquired Shares from Orascom Eurasia pursuant to the terms of a share purchase agreement dated December 4, 2007 between HTIHL, HWL, Orascom Eurasia and Orascom (the “HTIHL Share Purchase Agreement”), as amended by a supplemental letter dated December 27, 2007 between the same parties (the “HTIHL Supplemental Letter”), under which HTIHL paid to Orascom Eurasia at closing on January 3, 2008 a total cash consideration of HK$4,851,286,308 (approximately US$621,433,954 based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066), representing HK$11 per Acquired Share (or approximately US$1.409 per Acquired Share based on the stated exchange rate) (the “HTIHL Share Purchase Transaction”). See Item 3 above for a description of the financing arrangements for purchase of the Acquired Shares.

The purpose of entering into the HTIHL Share Purchase Agreement (as amended by the Supplemental Letter) was for HTIHL to increase its investment in the Issuer.

A copy of the HTIHL Share Purchase Agreement, and a copy of the Supplemental Agreement, have been filed herewith as Exhibit 9 and Exhibit 10, respectively, and are hereby incorporated herein by this reference.

Termination of the Shareholders Agreement

HTIHL, HWL, Orascom Eurasia and Orascom entered into a letter agreement (the “Shareholders Agreement Termination Letter”) dated January 3, 2008 which terminated the shareholders agreement made amongst HTIHL, HWL, Orascom Eurasia and Orascom dated December 21, 2005 (the “Shareholders Agreement”), which governed the relationship of Orascom Eurasia and HTIHL, as shareholders of the Issuer. Pursuant to the Shareholders Agreement Termination Letter, the Shareholders Agreement was terminated on January 3, 2008 with a mutual release and waiver of all parties’ respective rights and claims which each party has or may have against any of the other parties thereunder.

A copy of the Shareholders Agreement was filed as Exhibit 7 to Amendment No. 2 to Schedule 13D filed jointly by the Reporting Persons with the Securities and Exchange Commission on December 27, 2005.

A copy of the Shareholders Agreement Termination Letter has been filed herewith as Exhibit 11 and is hereby incorporated herein by this reference.

Resignation, and appointment, of Directors to the Board of Directors of the Issuer

In conjunction with completion of the HTIHL Share Purchase Agreement (as amended by the HTIHL Supplemental Letter) and the taking effect of the Shareholders Termination Letter:

(a)	the two individuals nominated by Orascom Eurasia to the Issuer’s Board of Directors resigned with effect on January 3, 2008; and

(b)	the Issuer’s Board of Directors appointed a non-executive director and two executive directors to the Issuer’s Board of Directors with effect on January 3, 2008 increasing the Issuer’s Board of Directors to ten directors, consisting of four executive directors, three non-executive directors and three independent non-executive directors.

Termination of the Amended Registration Rights Agreement

In conjunction with the completion of the HTIHL Share Purchase Transaction as described above, HTIHL, Orascom Eurasia, Cheung Kong (Holdings) Limited and the Issuer have entered into a letter agreement (“Reg Rights Termination Letter”) on January 3, 2008 whereby each party irrevocably and unconditionally agreed to terminate the rights of Registration as defined and granted pursuant to the Amended and Restated Registration Rights Agreement (as defined in Amendment No. 2 to Schedule 13D) with mutual release and waiver of all parties’ respective rights and claims which each has or may have against the others thereunder.

A copy of the Reg Rights Termination Letter has been filed herewith as Exhibit 12 and is hereby incorporated herein by this reference.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated as follows:

(a)-(b)

(i)	HWL: Through its indirect ownership of 100% of the issued and outstanding shares of HTIHL, following the completion of the HTIHL Share Purchase Transaction, HWL beneficially owns 2,837,405,758 Ordinary Shares of the Issuer, representing approximately 59.33% of the issued and outstanding Ordinary Shares. HWL has sole power to vote and dispose of all of these Ordinary Shares.

(ii)	HTIHL: Following the completion of the HTIHL Share Purchase Transaction, through its direct ownership of 2,619,929,104 Ordinary Shares of the Issuer and direct ownership of 100% of the issued and outstanding shares of HTHL, HTIHL beneficially owns 2,837,405,758 Ordinary Shares of the Issuer, representing approximately 59.3% of the issued and outstanding Ordinary Shares. HTIHL has sole power to vote and dispose of all of these Ordinary Shares.

(iii)	HTHL: Directly owns 217,476,654 Ordinary Shares of the Issuer, representing approximately 4.5% of the issued and outstanding Ordinary Shares. HTHL has sole power to vote and dispose of all of these Ordinary Shares.

The Shareholders Agreement provided for certain obligations and restrictions with respect to the voting and disposition of the Ordinary Shares in the Issuer held by Orascom Eurasia and HTIHL. As a consequence, HTIHL and HTHL, and HWL through its indirect ownership of HTIHL and HTHL, may have been deemed to have shared power to vote and dispose of the 3,284,628,901 Ordinary Shares in the Issuer, representing approximately 69.1% of the Issuer’s issued share capital, held by Orascom Eurasia as at the date of filing by the Reporting Person of Amendment No. 2 to Schedule 13D on December 27, 2005 or such other number of the Issuer’s Ordinary Shares held thereafter by Orascom Eurasia. Neither the filing of this Amendment No. 3 to Schedule 13D nor any of its contents shall be deemed to constitute an admission by HTIHL, HTHL or HWL that it was the beneficial owner of any of the Ordinary Shares in the Issuer covered by the Shareholders Agreement other than the Ordinary Shares in the Issuer held directly by HTIHL and HTHL, and HWL through its indirect ownership of HTIHL and HTHL, for the purposes of Section 13(d) of the Securities Act of 1934, or for any other purpose. HTIHL, HTHL and HWL each expressly disclaim (i) the existence of any group, and (ii) beneficial ownership with respect to any Ordinary Shares in the Issuer other than the Ordinary Shares held directly by HTIHL and HTHL.

Further, the Shareholders Agreement, and all parties’ rights and obligations thereunder (including, without limitation, the certain obligations and restrictions with respect to the voting and disposition of the Ordinary Shares in the Issuer held by Orascom Eurasia and HTIHL), terminated with effect from January 3, 2008 pursuant to the terms of the Supplemental Letter.

(iv)	Cheung Kong (Holdings) Limited (“CKH”): Through its direct or indirect ownership of 100% of the issued and outstanding shares of each of the Reporting Persons set forth in (v) to (xxiv) below (the “CKH Subsidiaries”) and CKE, CKH beneficially owns in aggregate 52,092,587 Ordinary Shares of the Issuer, representing approximately 1.1% of the issued and outstanding Ordinary Shares. CKH has sole power to vote and dispose of all of these Ordinary Shares.

In addition, each of the CKH Subsidiaries holds a direct interest in HWL which in aggregate equals approximately 49.97% of the issued and outstanding shares of HWL. Through its ownership of the CKH Subsidiaries and resulting indirect ownership of approximately 49.97% of the issued and outstanding shares of HWL, CKH and each of the CKH Subsidiaries may, pursuant to Rule 13d-3 under the Act, be deemed to control the voting and disposition of the 2,837,405,758 Ordinary Shares of the Issuer beneficially owned in aggregate by HWL, HTIHL and HTHL (the “Disclaimed Shares”), representing approximately 59.3% of the Ordinary Shares of the Issuer which are in issue and outstanding. However, pursuant to Rule 13d-4 under the Act, CKH and each of the CKH Subsidiaries expressly disclaims beneficial ownership of the Disclaimed Shares, and the filing of this Schedule shall in no way be construed as an admission that CKH or any CKH Subsidiary is, for purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of the Disclaimed Shares.

(v)	Continental Realty Ltd. (“CRL”): Directly owns 6,203,546 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. CRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(vi)	Kam Chin Investment S.A. (“KCI”): Directly owns 1,443,083 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. KCI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(vii)	Shining Heights Profits Limited (“SHP”): Directly owns 29,333 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. SHP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(viii)	White Rain Enterprises Limited (“WRE”): Directly owns 559,020 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WRE has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(ix)	Polycourt Limited (“PL”): Directly owns 3,107,542 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. PL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(x)	Richland Realty Limited (“RRL”): Directly owns 1,003,239 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. RRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xi)	Top Win Investment Limited (“TWI”): Directly owns 1,425,499 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. TWI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed See Item 5(a)(iv).

(xii)	Haldaner Limited (“HL”): Directly owns 144,327 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xiii)	Winbo Power Limited (“WPL”): Directly owns 3,150,135 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. WPL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xiv)	Good Energy Limited (“GEL”): Directly owns 527,545 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. GEL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xv)	Oriental Time Investment Limited (“OTI”): Directly owns 1,636,998 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. OTI has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xvi)	Well Karin Limited (“WKL”): Directly owns 3,026,261 Ordinary Shares of the Issuer, representing approximately 0.1% of the issued and outstanding Ordinary Shares. WKL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xvii)	Fumanda Limited (“FL”): Directly owns 504,680 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. FL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xviii)	Harvestime Holdings Limited (“HHL”): Directly owns 2,200,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HHL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xix)	Harrowgate Investments Limited (“HIL”): Directly owns 1,529,982 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HIL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xx)	Hislop Investments Limited (“HRL”): Directly owns 575,916 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HRL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxi)	Mirabole Limited (“ML”): Directly owns 661,246 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. ML has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxii)	Wealth Pleasure Limited (“WP”): Directly owns 405,415 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. WP has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxiii)	Guidefield Limited (“GL”): Directly owns 196,624 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. GL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxiv)	Hey Darley Limited (“HDL”): Directly owns 72,307 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. HDL has sole power to vote and dispose of all of these Ordinary Shares. Ownership of the Disclaimed Shares is disclaimed. See Item 5(a)(iv).

(xxv)	Cheung Kong Enterprises Limited (“CKE”): Directly owns 23,689,889 Ordinary Shares of the Issuer, representing approximately 0.5% of the issued and outstanding Ordinary Shares. CKE has sole power to vote and dispose of all of these Ordinary Shares.

(xxvi)	LI Ka-shing: Mr. Li, the Chairman of the Board of Directors of HWL and CKH, indirectly owns 266,621,499 Ordinary Shares of the Issuer representing approximately 5.6% of the issued and outstanding Ordinary Shares of the Issuer, through companies wholly owned by Mr. Li. Mr. Li has sole power to vote and dispose of all of these Ordinary Shares. Mr. Li will make a separate disclosure in respect of his indirect ownership of these 266,621,499 Ordinary Shares of the Issuer in a separate Schedule 13D to be filed by Mr. Li (and relevant companies controlled by him) as soon as practicable.

(xxvii)	LI Tzar Kuoi, Victor: Mr. Victor Li, a director of HWL, CKH, CRL, KCI, SHP, WRE, PL, RRL, TWI, HL, WPL, GEL, OTI, WKL, FL, HHL, HIL, HRL, ML, WP, GL, HDL and CKE, indirectly beneficially owns 2,519,250 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares of the Issuer, through companies wholly owned by Mr. Victor Li. Mr. Victor Li has sole power to vote and dispose of all of these Ordinary Shares.

(xxviii)	FOK Kin-ning, Canning: Mr. Fok, a director of HWL, CKH and the Issuer, indirectly owns 1,202,380 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares, through a company equally owned by Mr. Fok and his spouse. Mr. Fok and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

(xxix)	CHOW WOO Mo Fong, Susan: Mrs. Chow, a director of HWL, HTIHL, HTHL and the Issuer, directly owns 250,000 Ordinary Shares of the Issuer, representing less than 0.1% of the issued and outstanding Ordinary Shares. Mrs. Chow has sole power to vote and dispose of all of these Ordinary Shares.

(xxx)	Frank John SIXT: Mr. Sixt, a director of HWL, CKH, HTIHL, HTHL and the Issuer, directly owns 255,000 Ordinary Shares of the Issuer in the form of 17,000 American Depositary Shares, representing less than 0.1% of the issued and outstanding Ordinary Shares. Mr. Sixt has sole power to vote and dispose of all of these Ordinary Shares.

(xxxi)	George Colin MAGNUS: Mr. Magnus, a director of HWL and CKH, directly owns 13,333 Ordinary Shares of the Issuer (of which 13,201 Ordinary Shares are held by Mr. Magnus and 132 Ordinary Shares are held by his spouse), representing less than 0.1% of the issued and outstanding Ordinary Shares of the Issuer. Mr. Magnus and his spouse have sole power to vote and dispose of all of these Ordinary Shares.

Except as described in this Item 5, none of the Reporting Persons and, to the best knowledge of the Reporting Persons, none of their respective executive officers or directors, (i) beneficially owns any Ordinary Shares or American Depositary Shares of the Issuer as of the date hereof, or (ii) has any right as of the date hereof to acquire, directly or indirectly, any beneficial ownership of Ordinary Shares or American Depositary Shares of the Issuer.

(c)

(i)	In a privately negotiated transaction, Yuda Limited, a company ultimately controlled by Mr. Li Ka-shing, the Chairman of the Board of Directors of HWL and CKH, has agreed to purchase 239,108,144 Ordinary Shares of the Issuer from Orascom Eurasia pursuant to the terms of a share purchase agreement dated December 4, 2007 amongst Yuda Limited, Orascom Eurasia and Orascom (the “Yuda Purchase Agreement”), as amended by a supplemental letter dated December 27, 2007 entered into between the same parties (the “Yuda Supplemental Letter”) for a total cash consideration of HK$2,630,189,584 (approximately US$336,918,707 based on the closing spot rate quoted by Bloomberg on January 3, 2008, of US$1.00 = HK$7.8066), representing HK$11:00 per Ordinary Share (approximately US$1.409 per Ordinary Share based on the stated exchange rate) (the “Yuda Transaction”). The closing of the Yuda Transaction occurred on January 3, 2008.

(ii)	Except as described in this Item 5, none of the Reporting Persons and, to their best knowledge, none of their respective executive officers or directors, has effected any transaction in Ordinary Shares or American Depositary Shares of the Issuer during the past 60 days.

(d)	Not applicable.

(e)	Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended by adding the following at the end of Item 6:

The HTIHL Share Purchase Agreement, the HTIHL Supplemental Letter, the Shareholders Agreement Termination Letter, the Reg Rights Termination Letter are described in Item 4. Copies of these Agreements are filed as Exhibits 9, 10, 11 and 12 respectively, to this Amendment No. 3 to Schedule 13D.

The Yuda Purchase Agreement and the Yuda Supplemental Letter, as described in Item 5(c), are filed as Exhibits 13 and 14, respectively, to this Amendment No. 3 to Schedule 13D.

Item 7.	Material to be Filed as Exhibits.

The documents which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	January 15, 2008

HUTCHISON WHAMPOA LIMITED
HUTCHISON TELECOMMUNICATIONS INVESTMENT HOLDINGS LIMITED
HUTCHISON TELECOMMUNICATIONS HOLDINGS LIMITED

By:	/s/ Frank Sixt
Name:	Frank Sixt
Title:	Director

CHEUNG KONG (HOLDINGS) LIMITED
CONTINENTAL REALTY LTD
KAM CHIN INVESTMENT S.A.
SHINING HEIGHTS PROFITS LIMITED
WHITE RAIN ENTERPRISES LIMITED
POLYCOURT LIMITED
RICHLAND REALTY LIMITED
TOP WIN INVESTMENT LIMITED
HALDANER LIMITED
WINBO POWER LIMITED
GOOD ENERGY LIMITED
ORIENTAL TIME INVESTMENT LIMITED
WELL KARIN LIMITED
FUMANDA LIMITED
HARVESTIME HOLDINGS LIMITED
HARROWGATE INVESTMENTS LIMITED
HISLOP RESOURCES LIMITED
MIRABOLE LIMITED
WEALTH PLEASURE LIMITED
GUIDEFIELD LIMITED
HEY DARLEY LIMITED
CHEUNG KONG ENTERPRISES LIMITED

By:	/s/ Edmond Ip
Name:	Edmond Ip
Title:	Director

SCHEDULE I

Executive Officers and Directors of

Hutchison Whampoa Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong	Chairman, Hutchison Whampoa Limited Chairman, Cheung Kong (Holdings) Limited

LI Tzar Kuoi, Victor 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l.,(Holdings) Inc.[3]

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

FOK Kin-ning, Canning	British

Group Managing Director and Executive Director, Hutchison Whampoa Limited

Chairman, Hutchison Harbour Ring Limited[8]

Chairman, Hutchison Telecommunications International Limited[9]

Chairman, Hutchison Telecommunications (Australia) Limited[6]

Chairman, Partner Communications Company Ltd.[7]

Chairman, Hongkong Electric Holdings Limited[5]

Co-Chairman, Husky Energy Inc.[4]

Deputy Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Non-executive Director, Cheung Kong (Holdings) Limited

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Deputy Group Managing Director and

Executive Director, Hutchison Whampoa Limited

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring Limited[8]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, TOM Group Limited[10]

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Telecommunications Holdings Limited

Frank John SIXT	Canadian

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Telecommunications Holdings Limited

LAI Kai Ming, Dominic	Canadian	Executive Director, Hutchison Whampoa Limited Deputy Chairman, Hutchison Harbour Ring Limited[8] Director, Hutchison Telecommunications (Australia) Limited[6]

George Colin MAGNUS Room 701, Carpo Commerical Building 18-20 Lyndhurst Terrace Central Hong Kong	British

Non-executive Director, Hutchison Whampoa Limited

Non-executive Director, Cheung Kong (Holdings) Limited

Non-executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
KAM Hing Lam 7th Floor, Cheung Kong Center 2 Queen’s Road Central Hong Kong	Hong Kong

Executive Director, Hutchison Whampoa Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

Michael David KADOORIE 24th Floor, St. George’s Building, 2 Ice House Street Central, Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited

Chairman, CLP Holdings Limited (investment holding), 147 Argyle Street, Kowloon, Hong Kong

Chairman, The Hongkong and Shanghai Hotels, Limited (hotel catering and real estate), 8th Floor, St. George’s Building, 2 Ice House Street, Central, Hong Kong

Chairman, Heliservices (Hong Kong) Limited (provision of helicopter services),

2107 St. George’s Building, 2 Ice House Street, Central, Hong Kong

Holger KLUGE 33 Delisle Ave., Suite 509 Toronto, Ontario M4V 3C7 Canada	Canadian

Independent Non-executive Director, Hutchison Whampoa Limited

Independent Non-executive Director, Husky Energy Inc.[4]

Independent Non-executive Director, Hongkong Electric Holdings Limited[5]

Independent Non-executive Director, Shoppers Drug Mart Corporation (licensor of full-service retail drug stores), 243 Consumers Road, Toronto, Ontario, M2J 4W8, Canada

OR Ching Fai, Raymond 83 Des Voeux Road Central Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), 1

Queen’s Road Central, Hong Kong

Vice Chairman and Chief Executive, Hang Seng Bank Limited (banking), 83 Des

Voeux Road Central, Hong Kong

SCHEDULE I (continued)

Executive Officers and Directors of

Hutchison Whampoa Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
William SHURNIAK Limerick, Saskatchewan Canada S0H 2P0	Canadian

Non-executive Director, Hutchison Whampoa Limited

Chairman, Northern Gas Networks Limited (operation

of natural gas distribution network), 1100 Century Way, Thorpe Park Business Park, Colton, Leeds LS15 8TU, United Kingdom

Chairman & President, Shurniak Gallery Inc. (art gallery), 122 -3rd Avenue West, Assiniboia, Saskatchewan, Canada SOH 0B0

Deputy Chairman, Husky Energy Inc.[4]

WONG Chung Hin 1225 Prince’s Building 10 Chater Road Hong Kong	British

Independent Non-executive Director, Hutchison Whampoa Limited

Independent Non-executive Director, The Bank of East Asia, Limited (banking),

No. 10 Des Voeux Road Central, Hong Kong

Independent Non-executive Director, Hongkong Electric Holdings Limited[5]

SCHEDULE II

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Investment Holdings Limited

Deputy Group Managing Director and Executive Director, Hutchison Whampoa Limited

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring Limited[8]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, TOM Group Limited[10]

Director, Hutchison Telecommunications Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Investment Holdings Limited

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa (Europe) Limited, (consultancy services), Hutchison House,

5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited

(project management), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Telecommunications Holdings Limited

SCHEDULE II (continued)

Executive Officers and Directors of

Hutchison Telecommunications Investment Holdings Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization

SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Investment Holdings Limited Director, Hutchison Telecommunications Holdings Limited

CHAN Waichi, Richard 41, rue Siggy vu Letzebuerg, Apartment 14, L-1933 Limpertsberg, Luxembourg	American

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Telecommunications Holdings Limited

Director, Hutchison Whampoa Europe Investment S.a r.l.

(investment holding), 7, rue du Marche aux Herbes, L-1728 Luxembourg

SCHEDULE III

Executive Officers and Directors of

Hutchison Telecommunications Holdings Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
CHOW WOO Mo Fong, Susan	British

Director, Hutchison Telecommunications Holdings Limited

Deputy Group Managing Director and Executive Director, Hutchison Whampoa Limited

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hutchison Harbour Ring Limited[8]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, TOM Group Limited[10]

Director, Hutchison Telecommunications Investment Holdings Limited

Frank John SIXT	Canadian

Director, Hutchison Telecommunications Holdings Limited

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

Non-executive Director, Cheung Kong (Holdings) Limited

Director, Hutchison Telecommunications Investment Holdings Limited

HO Wai Leung, Edmond Hutchison House 5 Hester Road London SW11 4AN United Kingdom	British

Director, Hutchison Telecommunications Holdings Limited

Director, Hutchison Whampoa (Europe) Limited

(consultancy services), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa (UK) Limited (investment holding), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Whampoa Properties (Europe) Limited, (project management), Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom

Director, Hutchison Telecommunications Investment Holdings Limited

SCHEDULE III (continued)

Executive Officers and Directors of

Hutchison Telecommunications Holdings Limited

As of January 3, 2008

Name and Business Address1a	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
SNG Cheng Khoong, Robin 5000D #12-14 Marine Parade Road, Singapore 449287	Singaporean	Director, Hutchison Telecommunications Holdings Limited Director, Hutchison Telecommunications Investment Holdings Limited

CHAN Waichi, Richard 41, rue Siggy vu Letzebuerg, Apartment 14, L-1933 Limpertsberg, Luxembourg	American

Director, Hutchison Telecommunications Holdings Limited

Director, Hutchison Telecommunications Investment Holdings Limited

Director, Hutchison Whampoa Europe Investment S.a r.l.

(investment holding), 7, rue du Marche aux Herbes, L-1728 Luxembourg

SCHEDULE IV

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Ka-shing	Hong Kong	Chairman, Cheung Kong (Holdings) Limited Chairman, Hutchison Whampoa Limited

LI Tzar Kuoi, Victor	Hong Kong

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3] Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Executive Director, Hutchison Whampoa Limited

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

CHUNG Sun Keung, Davy	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

PAU Yee Wan, Ezra	Hong Kong	Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Executive Director, Cheung Kong (Holdings) Limited

CHIU Kwok Hung, Justin	Canadian

Executive Director, Cheung Kong (Holdings) Limited

Chairman, ARA Asset Management (Singapore) Limited[11]

Chairman, ARA Trust Management (Suntec) Limited[12]

Chairman, ARA Asset Management (Prosperity) Limited[14]

Chairman and Non-executive Director, ARA Asset Management Limited[13]

LEUNG Siu Hon 502 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. S.H. Leung and Co. (solicitors’ firm), 502 Aon China Building, 29 Queen’s Road Central, Hong Kong

SCHEDULE IV (continued)

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
FOK Kin-ning, Canning 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited

Group Managing Director and Executive Director, Hutchison Whampoa Limited

Chairman, Hutchison Telecommunications International Limited[9]

Chairman, Hutchison Telecommunications (Australia) Limited[6]

Chairman, Partner Communications Company Ltd.[7]

Chairman, Hutchison Harbour Ring Limited[8]

Co-Chairman, Husky Energy Inc.[4]

Deputy Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, Hongkong Electric Holdings Limited[5]

Frank John SIXT 22nd Floor, Hutchison House 10 Harcourt Road Hong Kong	Canadian

Non-executive Director, Cheung Kong (Holdings) Limited

Group Finance Director and Executive Director, Hutchison Whampoa Limited

Chairman, TOM Group Limited[10]

Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, Hutchison Telecommunications (Australia) Limited[6]

Director, Husky Energy Inc.[4]

Director, Partner Communications Company Ltd.[7]

Non-executive Director, Hutchison Telecommunications International Limited[9]

CHOW Kun Chee, Roland 602 Aon China Building 29 Queen’s Road Central Hong Kong	British	Non-executive Director, Cheung Kong (Holdings) Limited Consultant, Messrs. Herbert Tsoi and Partners (solicitors’ firm), 602 Aon China Building, 29 Queen’s Road Central, Hong Kong

George Colin MAGNUS Room 701, Carpo Commerical Building 18-20 Lyndhurst Terrace Central Hong Kong	British

Non-executive Director, Cheung Kong (Holdings) Limited

Non-executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Non-executive Director, Hutchison Whampoa Limited

KWOK Tun-li, Stanley Suite 560, 355 Burrard Street Vancouver, British Columbia V6C 2G8, Canada	Canadian

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Director, Husky Energy Inc.[4]

Director, Amara International Investment Corporation (investment holdings), Suite

560, 355 Burrard Street, Vancouver, British Columbia, V6C 2G8, Canada

YEH Yuan Chang, Anthony 26th Floor, Tower A Regent Centre 63 Wo Yi Hop Road Kwai Chung Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Honorary Life President, Tai Ping Carpets International Limited (carpet manufacturing), 26th Floor, Tower A, Regent Centre, 63 Wo Yi Hop Road, Kwai Chung, Hong Kong

Simon MURRAY Suite 3601, Cheung Kong Center 2 Queen’s Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, General Enterprise Management Services (International) Limited (investment fund), Suite 3601, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong

Independent Non-executive Director, Orient Overseas (International) Limited (International transportation)

(33/F., Harbour Centre, 25 Harbour Road, Hong Kong)

CHOW Nin Mow, Albert Unit 2001, 20/F, West Tower Shun Tak Centre 168 Connaught Road Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman & Managing Director, Wah Yip (Holdings) Limited (property development and investment), Unit 2001, 20/F, West Tower, Shun Tak Centre, 168

Connaught Road Central, Hong Kong

SCHEDULE IV (continued)

Executive Officers and Directors of

Cheung Kong (Holdings) Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
HUNG Siu-lin, Katherine	Hong Kong	Independent Non-executive Director, Cheung Kong (Holdings) Limited

WONG Yick-ming, Rosanna Room 906, Duke of Windsor Social Service Building 15 Hennessy Road Wanchai, Hong Kong	Hong Kong

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Chairman, Education Commission of the Hong Kong Special Administrative Region

Executive Director, The Hong Kong Federation of Youth Groups (charitable organisation), Room 906, Duke of Windsor Social Service Building, 15 Hennessy Road, Wanchai, Hong Kong

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

CHEONG Ying Chew, Henry 6/F., New Henry House 10 Ice House Street Central Hong Kong	British

Independent Non-executive Director, Cheung Kong (Holdings) Limited

Independent Non-executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Independent Non-executive Director, Excel Technology International Holdings Limited (investment holding), 5/F., 633 King’s Road, North Point, Hong Kong

Independent Non-executive Director, TOM Group Limited[10]

Independent Non-executive Director, FFP Golden Asia Fund Inc. (investment fund), Walkers P O Box 265 GT, Walker House, Mary Street, George Town, Grand Cayman

Independent Non-executive Director, SPG Land (Holdings) Limited (development and sale of quality private residential properties in Shanghai, PRC), Unit 5711, 57/F, The Center, 99 Queen’s Road Central, Hong Kong

Independent Non-executive Director, New World Development Store China Limited (operate and manage department stores in the PRC and in Hong Kong), Room 1403, 14/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Hong Kong

KWAN Chiu Yin, Robert 35/F., One Pacific Place 88 Queensway Hong Kong	British	Independent Non-executive Director, Cheung Kong (Holdings) Limited

SCHEDULE V

Executive Officers and Directors of

Continental Realty Ltd.

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Continental Realty Ltd.

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Continental Realty Ltd.

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Continental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Continental Realty Ltd. Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Continental Realty Ltd. Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Continental Realty Ltd. Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE VI

Executive Officers and Directors of

Kam Chin Investment S.A.

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Kam Chin Investment S.A.

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Kam Chin Investment S.A.

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Kam Chin Investment S.A. Executive Director, Cheung Kong (Holdings) Limited

SCHEDULE VII

Executive Officers and Directors of

Shining Heights Profits Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Shining Heights Profits Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited

(banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Shining Heights Profits Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Shining Heights Profits Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Shining Heights Profits Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Shining Heights Profits Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE VIII

Executive Officers and Directors of

White Rain Enterprises Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, White Rain Enterprises Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, White Rain Enterprises Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, White Rain Enterprises Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, White Rain Enterprises Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, White Rain Enterprises Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE IX

Executive Officers and Directors of

Polycourt Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Polycourt Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Polycourt Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Polycourt Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Polycourt Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Polycourt Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE X

Executive Officers and Directors of

Richland Realty Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Richland Realty Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Richland Realty Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Richland Realty Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Richland Realty Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Richland Realty Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XI

Executive Officers and Directors of

Top Win Investment Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Top Win Investment Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Top Win Investment Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Top Win Investment Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Top Win Investment Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Top Win Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XII

Executive Officers and Directors of

Haldaner Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Haldaner Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Haldaner Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Haldaner Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Haldaner Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Haldaner Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XIII

Executive Officers and Directors of

Winbo Power Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Winbo Power Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Winbo Power Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Winbo Power Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Winbo Power Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Winbo Power Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XIV

Executive Officers and Directors of

Good Energy Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Good Energy Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Good Energy Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Good Energy Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Good Energy Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Good Energy Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XV

Executive Officers and Directors of

Oriental Time Investment Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Oriental Time Investment Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Oriental Time Investment Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Oriental Time Investment Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Oriental Time Investment Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Oriental Time Investment Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XVI

Executive Officers and Directors of

Well Karin Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Well Karin Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Well Karin Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

WOO Chia Ching, Grace	U.S.A.	Director, Well Karin Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Well Karin Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Well Karin Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XVII

Executive Officers and Directors of

Fumanda Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Fumanda Limited

Managing Director and Deputy Chairman,

Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Fumanda Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hutchison Whampoa Limited

Executive Director, Hongkong Electric Holdings Limited[5]

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Director, Fumanda Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

WOO Chia Ching, Grace	U.S.A.	Director, Fumanda Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Fumanda Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Fumanda Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XVIII

Executive Officers and Directors of

Harvestime Holdings Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harvestime Holdings Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Harvestime Holdings Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Harvestime Holdings Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Harvestime Holdings Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Harvestime Holdings Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XIX

Executive Officers and Directors of

Harrowgate Investments Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Harrowgate Investments Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Harrowgate Investments Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Harrowgate Investments Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Harrowgate Investments Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Harrowgate Investments Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XX

Executive Officers and Directors of

Hislop Resources Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hislop Resources Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Hislop Resources Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Hislop Resources Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Hislop Resources Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Hislop Resources Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXI

Executive Officers and Directors of

Mirabole Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Mirabole Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Mirabole Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Executive Director, Hutchison Whampoa Limited

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Director, Mirabole Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Mirabole Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Mirabole Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Mirabole Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXII

Executive Officers and Directors of

Wealth Pleasure Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Wealth Pleasure Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking),

No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Wealth Pleasure Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

WOO Chia Ching, Grace	U.S.A.	Director, Wealth Pleasure Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Wealth Pleasure Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Wealth Pleasure Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXIII

Executive Officers and Directors of

Guidefield Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Guidefield Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Guidefield Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Guidefield Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Guidefield Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Guidefield Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXIV

Executive Officers and Directors of

Hey Darley Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Hey Darley Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1 Queen’s Road Central, Hong Kong

KAM Hing Lam	Hong Kong

Director, Hey Darley Limited

Deputy Managing Director, Cheung Kong (Holdings) Limited

Group Managing Director, Cheung Kong Infrastructure Holdings Limited[2]

President and Chief Executive Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Executive Director, Hongkong Electric Holdings Limited[5]

Executive Director, Hutchison Whampoa Limited

Non-executive Director, Spark Infrastructure Group (Infrastructure)

(Level 6, 255 George Street, Sydney, NSW 2000, Australia)

IP Tak Chuen, Edmond	British

Director, Hey Darley Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

PAU Yee Wan, Ezra	Hong Kong	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

WOO Chia Ching, Grace	U.S.A.	Director, Hey Darley Limited Executive Director, Cheung Kong (Holdings) Limited

YEUNG, Eirene	Hong Kong	Director, Hey Darley Limited Director, Corporate Strategy Unit and Company Secretary, Cheung Kong (Holdings) Limited Director, ARA Asset Management (Singapore) Limited[11]

MAN Ka Keung, Simon	Australian	Director, Hey Darley Limited Director, Corporate Strategy Unit of Cheung Kong (Holdings) Limited

SCHEDULE XXV

Executive Officers and Directors of

Cheung Kong Enterprises Limited

As of January 3, 2008

Name and Business Address1b	Citizenship	Present Principal Occupation or Employment, Including Name, Principal Business and Address of Each Corporation or Organization
LI Tzar Kuoi, Victor	Hong Kong

Director, Cheung Kong Enterprises Limited

Managing Director and Deputy Chairman, Cheung Kong (Holdings) Limited

Chairman, Cheung Kong Infrastructure Holdings Limited[2]

Chairman, CK Life Sciences Int’l., (Holdings) Inc.[3]

Deputy Chairman and Executive Director, Hutchison Whampoa Limited

Co-Chairman, Husky Energy Inc.[4]

Executive Director, Hongkong Electric Holdings Limited[5]

Director, The Hongkong and Shanghai Banking Corporation Limited (banking), No. 1

Queen’s Road Central, Hong Kong

IP Tak Chuen, Edmond	British

Director, Cheung Kong Enterprises Limited

Executive Director and Deputy Managing Director, Cheung Kong (Holdings) Limited

Deputy Chairman and Executive Director, Cheung Kong Infrastructure Holdings Limited[2]

Senior Vice President and Chief Investment Officer, CK Life Sciences Int’l., (Holdings) Inc.[3]

Director, ARA Asset Management (Singapore) Limited[11]

Director, ARA Trust Management (Suntec) Limited[12]

Non-executive Director, ARA Asset Management Limited[13]

Non-executive Director, TOM Group Limited[10]

Notes to Schedules:

1a.	Unless otherwise indicated, the business address of each of the named persons is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong.

1b.	Unless otherwise indicated, the business address of each of the named persons is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong.

2.	The principal business address of Cheung Kong Infrastructure Holdings Limited is 12th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of Cheung Kong Infrastructure Holdings Limited is development, investment and operation of infrastructure businesses in Hong Kong, the Mainland, Australia and the United Kingdom.

3.	The principal business address of CK Life Sciences Int’l., (Holdings) Inc. is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The principal business of CK Life Sciences Int’l., (Holdings) Inc. is investment holding, research and development, manufacturing, commercialization, marketing and selling of environmental and human health products, as well as investment in various financial and investment products.

4.	The principal business address of Husky Energy Inc. is 707-8th Avenue S.W., Box 6525, Station D, Calgary, Alberta, Canada, T2P 3G7. The principal business of Husky Energy Inc. is investment in oil and gas.

5.	The principal business address of Hongkong Electric Holdings Limited is 44 Kennedy Road, Hong Kong. The principal business of Hongkong Electric Holdings Limited is generation and supply of electricity.

6.	The principal business address of Hutchison Telecommunications (Australia) Limited is Building A, 207 Pacific Highway, St. Leonards NSW 2065, Sydney, Australia. The principal business of Hutchison Telecommunications (Australia) Limited is telecommunications.

7.	The principal business address of Partner Communications Company Ltd. is 8 Amal Street, Afeq Industrial Park, Rosh Ha’ayin 48103, Israel. The principal business of Partner Communications Company Ltd. is cellular mobile telephone services.

8.	The principal business address of Hutchison Harbour Ring Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Harbour Ring Limited is principally engaged in toy manufacturing, property development and investment, provision of integrated solutions of design and distribution of mobile phone accessories and other high-end electronic products as well as licencing and sourcing of consumer products.

9.	The principal business address of Hutchison Telecommunications International Limited is 22nd Floor, Hutchison House, 10 Harcourt Road, Hong Kong. The principal business of Hutchison Telecommunications International Limited is the provision of mobile and fixed-line telecommunications services.

10.	The principal business address of TOM Group Limited is 48/F., The Center, 99 Queen’s Road Central, Central, Hong Kong. The principal business of TOM Group Limited is the provision of internet, outdoor media, publishing, sports, television and entertainment across markets in Mainland China, Taiwan and Hong Kong.

11.	The principal business address of ARA Asset Management (Singapore) Limited is 6 Temasek Boulevard, #16-02 to #16-05, Suntec Tower Four, Singapore 038986. ARA Asset Management (Singapore) Limited is the manager of Fortune Real Estate Investment Trust which holds a portfolio of eleven retail malls and properties in Hong Kong.

12.	The principal business address of ARA Trust Management (Suntec) Limited is 6 Temasek Boulevard, #16-02 to #16-05, Suntec Tower Four, Singapore 038986. ARA Trust Management (Suntec) Limited is the manager of Suntec Real Estate Investment Trust which holds a portfolio of 3 prime retail and office properties in Singapore.

13.	The principal business address of ARA Asset Management Limited is 6 Temasek Boulevard, #16-02 to #16-05, Suntec Tower Four, Singapore 038986. The business of ARA Asset Management Limited comprises four primary segments: real estate investment trust management, private real estate fund management, specialist equity fund management and corporate finance advisory services.

14.	The principal business address of ARA Asset Management (Prosperity) Limited is Unit 5508-09, 55th Floor, The Center, 99 Queen’s Road Central, Hong Kong. ARA Asset Management (Prosperity) Limited is the manager of Prosperity Real Estate Investment Trust which features 7 high-quality properties located with direct access to the mass transportation network of Hong Kong.

EXHIBIT INDEX

Exhibit No.	Description
A.	Joint Filing Statement

1.	Agreement dated May 27, 2004 between Hutchison Whampoa Limited and NTT DoCoMo, Inc.*

2.	Agreement dated July 4, 2005 between Hutchison Telecommunications Investment Holdings Limited and Hutchison Telecommunications International Limited**

3.	Promissory Note dated December 21, 2005, payable by Orascom Telecom Eurasia Limited to Hutchison Telecommunications Investment Holdings Limited.#

4.	Guarantee dated December 21, 2005, created by Orascom Telecom Holding S.A.E. in favor of Hutchison Telecommunications Investment Holdings Limited.#

5.	Share Charge dated December 21, 2005, created by Orascom Telecom Eurasia Limited in favor of Hutchison Telecommunications Investment Holdings Limited.#

6	Share Purchase Agreement dated December 21, 2005, between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited. and Orascom Telecom Holding S.A.E.#

7.	Shareholders’ Agreement dated December 21, 2005 between Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited. and Orascom Telecom Holding S.A.E.#

8.	Amended and Restated Registration Rights Agreement dated December 21, 2005, between Hutchison Telecommunications International Limited, Hutchison Telecommunications Investment Holdings Limited, Cheung Kong (Holdings) Limited and Orascom Telecom Eurasia Limited.#

9.	HTIHL Share Purchase Agreement dated December 4, 2007 amongst Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.

10.	HTIHL Supplemental Letter dated December 27, 2007 amongst Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.

11.	Shareholders Agreement Termination Letter dated January 3, 2008 amongst Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.

12.	Reg Rights Termination Letter dated January 3, 2008 amongst Hutchison Telecommunications Investment Holdings Limited, Hutchison Whampoa Limited, Orascom Eurasia Limited, Orascom Telecom Holding S.A.E. and the Issuer.

13.	Yuda Purchase Agreement dated December 4, 2007 amongst Yuda Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.

14.	Yuda Supplemental Letter dated December 27, 2007 amongst Yuda Limited, Orascom Telecom Eurasia Limited and Orascom Telecom Holding S.A.E.

*	Previously filed with the Statement on Schedule 13D filed jointly by HWL, HTIHL, NBH, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on June 30, 2005 and incorporated by reference herein.
**	Previously filed with the Statement on Amendment No. 1 to Schedule 13D filed jointly by HWL, HTIHL, NBH, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on August 12, 2005 and incorporated by reference herein.
#	Previously filed with the Statement on Amendment No.2 to Schedule 13D filed jointly by HWL, HTIHL, CKH and the CKH Subsidiaries with the Securities and Exchange Commission on December 27, 2005 and incorporated by reference herein.